Exhibit 5.1

June 15, 2010

NeoMagic Corporation
2372-A Qume Drive
San Jose, CA 95131

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 16, 2010 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an additional 17,871,589 shares of your Common Stock, par value $0.001 per share (the “Shares”), reserved for issuance under the 2003 Stock Plan (the “Plan”).  As counsel for NeoMagic Corporation, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plan.

It is our opinion that, when issued and sold in accordance with the provisions of the Plan and pursuant to the respective agreements that accompany each grant under the applicable Plan, the Shares will be legally and validly issued, fully-paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

Very truly yours,

GCA Law Partners LLP

/s/ GCA Law Partners LLP